                                                                   EXHIBIT 10.75


April 6, 2000

Mr. Gary L. Smith
Chief Operating Officer
Aspect Communications
San Jose, CA 95131

Dear Gary:

     This letter agreement (the "Agreement") is to confirm the terms of your ongoing employment with Aspect Communications Corporation (the "Company") and supersedes and replaces all prior oral and/or written agreements regarding the subject matter hereof between you and the Company.

     1. This Agreement will commence on the date hereof and continue until February 28, 2002 (the "Original Term"), unless extended for one or more
                        -------------
additional one-year terms upon mutual written agreement between you and the Company or unless terminated pursuant to the terms described herein. Approval by the Company shall be evidenced by the adoption of resolutions by the Compensation Committee of the Board of Directors of the Company (the "Committee"). In the event that the Company has entered into discussions with a
 ---------
third party regarding a Change of Control in the beneficial ownership of the Company (as defined below) and such Change of Control discussions are ongoing at the end of the Original Term or any extension, this Agreement automatically shall be extended until the later of (a) the end of a period of eighteen (18) months following the closing of such Change of Control transaction or (b) at the time that the parties have ceased their discussions.

     2. You are employed as Chief Operating Officer of the Company, and as such report to the Company's CEO/President. Your job duties and responsibilities are described on Exhibit A attached hereto. You agree to the best of your
                 ---------
ability and experience that you will, to the reasonable satisfaction of the Company and its Board, at all times loyally and conscientiously perform all of the duties and obligations required of you pursuant to the terms of this Agreement; provided, however, that you shall not be precluded from engaging in civic, charitable or religious activities, from devoting a reasonable amount of time to private investments, or from serving on the board of directors of other business entities with the prior written approval of the Board of Directors of the Company (the "Board"), so long as such activities or service do not interfere with your responsibilities to the Company hereunder. You will comply with and be bound by the Company's operating policies, procedures and practices in effect from time to time during the term of your employment.

     3. You acknowledge that your employment is and will continue to be at-will, as defined under applicable law, and that your employment with the Company may be terminated by either party at any time for any or no reason, with or without cause, and with or without notice. If your employment terminates for any reason, you will be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement. Notwithstanding the foregoing, you still shall have the right to receive (i) payment of regular monthly salary and any bonus that has accrued but is unpaid on the date of termination, (ii) payment of all of your accrued and unused vacation through the date of termination, (iii) following your submission of proper expense reports, reimbursement by the Company for all expenses reasonably and necessarily incurred by you in connection with the business of the Company prior to termination, (iv) vested contributions and earnings from the Company's 401(k) plan, and (v) your rights under any of the Company's employee benefit plans, policies or arrangements in accordance with the terms of such plans, policies and arrangements. Any payments described in this paragraph shall be made promptly upon termination, but in any event in compliance with applicable law and any applicable terms of the Company's plans, policies, and arrangements. The rights and duties created by this paragraph may not be modified in any way except by a written agreement executed by you and the Chief Executive Officer on behalf of the Company.

     4. If your employment is involuntarily terminated other than for Cause (as defined below) or terminated by you following a Constructive Termination (as defined below) at any time upon or within twelve (12) months following a Change of Control (the "Coverage Period"), you will be entitled to receive payment of severance benefits equal to 24 months of your regular monthly salary plus your annual target bonus (subject to any applicable tax withholding) in effect on the date of your termination or upon the occurrence of the Change of Control, whichever is greater. (Effective January 1, 2001, the Coverage Period shall be expanded to include the period beginning three (3) months prior to the occurrence of a Change of Control and ending thirteen (13) months following a Change of Control.) Payment will be made in a lump sum not more than thirty (30) days following the date of termination. Provided that you make a timely election to continue coverage under the Company's group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), health insurance benefits with the same coverage provided to you prior to the termination (e.g. medical, dental, optical, mental health) will be provided at the Company's cost for eighteen (18) months following the termination date, but not longer than until you are covered by comparable health insurance benefits from another employer or are otherwise ineligible for COBRA continuation coverage. Nothing in this Section 4 shall restrict the ability of the Company or its successor from changing some or all of the terms of such health insurance benefits, the cost to participants, or other features of such benefits; provided, however, that all similarly situated participants are treated the same. In addition, and except as otherwise determined below, each stock option and share of restricted stock you hold that is not otherwise fully exercisable and/or vested (i.e. released from the Company's repurchase option) as of the termination date shall become immediately exercisable and/or vested in full as of such date.

     Notwithstanding the foregoing, you shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor, except for your eligibility for COBRA continuation coverage, shall the amount of any payment or benefit provided for in this paragraph be reduced or otherwise affected by any compensation or benefits received by you as a result of employment by another employer or self-employment, by any retirement benefits regardless of source, by offset against any amount claimed to be owed by you to the Company, or otherwise.

     5. In the event that the severance and other benefits provided to you by this Agreement (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any
                                                            ----
comparable successor provisions, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the "Excise Tax"), then your benefits hereunder shall be either

               (i)  provided to you in full, or

               (ii) provided to you as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax.

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and you agree otherwise in writing, any determination required under this paragraph shall be made in writing in good faith by a qualified third party (the "Professional Service Firm"). In the event of a reduction of benefits hereunder,
 -------------------------
you shall be given the choice of which benefits to reduce, in the event that the reduction to zero dollars ($0) of all benefits paid in cash is insufficient to avoid liability under the Excise Tax. For purposes of making the calculations required by this paragraph, the Professional Service Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and you shall furnish to the Professional Service Firm such information and documents as the Professional Service Firm may reasonably request in order to make a determination under this
Section 5. The Company shall bear all costs the Professional Service Firm may reasonably incur in connection with any calculations contemplated by this paragraph.

     If, notwithstanding any reduction described in this paragraph, the Internal Revenue Service ("IRS") determines that you are liable for the Excise Tax as a
                  ---
result of the receipt of the payment of benefits described above, then you shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that you challenge the final IRS determination, a final judicial determination, a portion of the payment equal to the "Repayment Amount." The Repayment Amount with respect to the payment of benefits shall be the smallest amount, if any, as shall be required to be paid to the Company so that your net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, you shall pay the Excise Tax.

     Notwithstanding any other provision of this paragraph, if (i) there is a reduction in the payment of benefits as described in this paragraph, (ii) the IRS later determines that you are liable for the Excise Tax, the payment of which would result in the maximization of your net after-tax proceeds (calculated as if your benefits previously had not been reduced), and (iii) you pay the Excise Tax, then the Company shall pay to you those benefits which were reduced pursuant to this paragraph contemporaneously or as soon as administratively possible after you pay the Excise Tax so that your net after-tax proceeds with respect to the payment of benefits is maximized.

     6.   For purposes of this Agreement, the following definitions will apply:

          (a)  "Cause" for your termination will exist if the Company terminates
                -----
your employment for any of the following reasons: (i) you willfully fail to substantially perform your duties hereunder (other than any such failure due to your physical or mental illness), and such willful failure is not remedied within ten (10) business days after written notice from the Company's Chief Executive Officer, which written notice shall state that failure to remedy such conduct may result in an involuntary termination for Cause; (ii) you engage in willful and serious misconduct (including, but not limited to, an act of fraud or embezzlement) that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates, (iii) you are convicted of or enter a plea of guilty or nolo contendere to a crime that constitutes a felony related to your employment with the Company or which materially adversely affects your ability to perform your duties on behalf of the Company, or (iv) you willfully breach any of your obligations hereunder or under any other written agreement or covenant with the Company or any of its affiliates, including, but not limited to, the Confidentiality Agreement, and such willful breach is not remedied within ten (10) business days after written notice from the Company's Chief Executive Officer, which written notice shall state that failure to remedy such conduct may result in an involuntary termination for Cause.

          (b)  "Change of Control" will mean i) a dissolution or liquidation of
                -----------------
the Company; (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company so long as the Company's stockholders of record immediately prior to such transaction will, immediately after such transaction, hold less than fifty percent (50%) of the voting power of the acquiring entity;
(iii) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the Company), so long as the Company's stockholders of record immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions, hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity; or (iv) the individuals who, as of the date of this Agreement, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board. If the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.

     Effective January 1, 1001, "Change of Control" will mean (i) a dissolution or liquidation of the Company; (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company so long as the Company's stockholders immediately prior to such transaction will, immediately after such transaction, fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the acquiring entity (for purposes of this clause 7(b)(ii), any person who acquired securities of the Company prior to the occurrence of such asset transaction in contemplation of such transaction and who after such transaction possesses direct or indirect ownership of at least ten percent (10%) of the securities of the acquiring entity immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction); (iii) either a merger or consolidation in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than fifty (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled affiliate of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a controlled affiliate of any other entity) immediately following such transaction, or a reverse merger in which the Company is the surviving corporation and the stockholders of the Company immediately prior to the reverse merger fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the securities of the Company (or if the Company is a controlled affiliate of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the Company and is not itself a controlled affiliate of any other entity) immediately following the reverse merger (for purposes of this clause 6(b)(iii), any person who acquired securities of the Company prior to the occurrence of a merger, reverse merger, or consolidation in contemplation of such transaction and who after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation (or if the Company or the surviving corporation is a controlled affiliate, then of the appropriate entity as determined above) immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction); (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or a subsidiary or other controlled affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; or (v) the individuals who, as of the date of this Agreement, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board. If the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.

          (c)  "Constructive Termination" will be deemed to occur if (A) (i)
                ------------------------
your duties and responsibilities as Chief Operation Officer of the Company (or a successor corporation) are materially diminished from your duties and responsibilities as in effect at any time from the time immediately prior to the occurrence of a Change of Control or at any time thereafter, without your prior written consent; (ii) any reduction in the total value of your base compensation and benefits occurs; (iii) your new business office location is either (a) more than thirty (30) miles in distance from your current business office location or
(b) greater than your current commute to and from your current business office location; and (B) within sixty (60) days immediately following such event described in clauses (i) through (iii) above, you elect to terminate your employment voluntarily. For purposes of this definition and this Agreement, however, a change in title with substantially the same duties and responsibilities shall not be considered a Constructive Termination, should this result solely from an acquisition by a larger company in which you have continuing responsibilities for the acquirer which are substantially the same as those you had for the Company when it was independent.

     7. You have signed a document entitled "Employee Agreement" (the "Confidentiality Agreement") substantially in the form attached hereto as
--------------------------
Exhibit B.  You hereby represent and warrant to the Company that you have
---------
complied with all obligations under the Confidentiality Agreement and agree to continue to abide by the terms of the Confidentiality Agreement and further agree that the provisions of the Confidentiality Agreement will survive any termination of this Agreement or of your employment relationship with the Company.

     8. Upon your involuntary termination of employment other than for Cause or your voluntary termination following a Constructive Termination, and as a condition of the receipt of any benefits under this Agreement, you shall execute an effective release (the "Release") in substantially the form incorporated
                           -------
herein and attached hereto as Exhibit C (or if you are under forty (40) years
                              ---------
old at the time of such termination, in substantially the form attached hereto as Exhibit C with appropriate changes to reflect the inapplicability of the Age Discrimination in Employment Act) as shall ultimately be determined by the Company. Such Release shall specifically relate to all of your rights and claims in existence at the time of such execution and shall confirm your obligations under the Confidentiality Agreement. It is understood that you have twenty-one (21) days to consider whether to execute such Release, and you may revoke such Release within seven (7) business days after execution. In the event you do not execute such Release within the twenty-one (21) day period, or if you revoke such Release within the subsequent seven (7) business day period, no benefits shall be payable under this Agreement and this Agreement shall be null and void. Notwithstanding the foregoing, in addition to or in lieu of the Release attached hereto as Exhibit C, you may be required to execute and deliver an effective release in such other form as the Company may, in its sole discretion, determine to be necessary or appropriate in order to comply with the requirements of the laws of any jurisdiction applicable to you in order to make a general release of claims effective and enforceable.

     9. You represent that you have not entered into any agreements, understandings, or arrangements with any other person or entity which would be breached by you as a result of, or that would in any way preclude or prohibit you from entering into this Agreement or performing any of the duties and responsibilities provided for herein.

     10. Any successor to the Company as a result of the occurrence of a Change of Control (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or otherwise which succeeds to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this paragraph or which becomes bound by the terms of this Agreement by operation of law.

     The terms of this Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees or legatees.

     11. This Agreement, including any Exhibits hereto, constitutes the sole agreement of the parties and supersedes all negotiations and prior agreements with respect to the subject matter hereof, i.e., the rights and responsibilities of you and the Company in the event of certain terminations of your employment with the Company relating to the occurrence of a Change of Control.

     12. Any term of this Agreement may be amended or waived only with the written consent of the parties.

     13. Any notice required or permitted by this Agreement will be in writing and will be deemed sufficient upon receipt, when delivered personally, by facsimile or by a nationally-recognized delivery service (such as Federal Express or Express Mail), or 72 hours after being deposited in the U.S. mail as certified or registered mail with the postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

     14. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

     15. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to re-negotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision will be excluded from this Agreement or a legal authority of competent jurisdiction (including an arbitrator) will have the authority to modify or replace the invalid or unenforceable provision with a valid and enforceable provision that most accurately embodies the parties' intention with respect to the invalid or unenforceable provision, (ii) the balance of the Agreement will be interpreted as if such provision were so excluded, modified or replaced and
(iii) the balance of the Agreement will be enforceable in accordance with its terms.

     16. You and the Company agree to attempt to settle any disputes arising in connection with this Agreement through good faith consultation. In the event that we are not able to resolve any such disputes within fifteen (15) days after notification in writing to the other, we agree that any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Santa Clara County, California in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator will apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. You agree that punitive damages will not be awarded. This paragraph will not apply to the Confidentiality Agreement.

     If there is a termination of your employment with the Company followed by a dispute as to whether you are entitled to the benefits provided under this Agreement, then, during the period of that dispute the Company shall pay you fifty percent (50%) of the amount specified in Section 4 hereof (except that the Company shall pay one hundred percent (100%) of any insurance premiums provided for in Section 4), if, and only if, you agree in writing that if the dispute is resolved against you, you shall promptly refund to the Company all payments you receive plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly. If the dispute is resolved in your favor, promptly after resolution of the dispute the Company shall pay you the sum that was withheld during the period of the dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.

     Notwithstanding any other provisions of this Agreement, if you either (i) bring any action to enforce your rights pursuant to this Agreement, or (ii) defend any legal challenge to your rights hereunder, you shall be entitled to recover reasonable attorneys' fees and costs incurred in connection with such action from the Company, payable on a monthly basis, regardless of the outcome of such action; provided, however, that in the event such action is commenced by you, the court finds the claim was brought in good faith.

     17. You acknowledge that, in executing this Agreement, you have had the opportunity to seek the advice of independent legal counsel, and have read and understood all of the terms and provisions of this Agreement.

     Please indicate your agreement with the above terms by signing below.

                                   Sincerely,


                                   Aspect Communications Corporation

                                   /s/Beatriz Infante
                                   -----------------------------------
                                   Beatriz Infante

                                   Title:  Chief Executive Officer and President

                                   Address:  1310 Ridder Park Drive
                                              San Jose, CA  95131

                                   Facsimile Number:  (408) 325-2261

     My signature below signifies my agreement with the above terms.

     By:  /s/ Gary L. Smith
        -----------------------------------------------

     Address:  3901 Wood Lake Drive, Plano TX 75093
             ------------------------------------------

     Facsimile Number:  (972) 398-0899
                      ---------------------------------

                                    RELEASE
                        [NOTE:  INCLUDES ADEA LANGUAGE]

     Certain capitalized terms used in this Release are defined in the letter agreement between me and the Company dated ______________, (the "Agreement") which I have executed and of which this Release is a part.

     I hereby confirm my obligations under the Company's Confidentiality Agreement.

     Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company's indemnification obligation pursuant to agreement or applicable law.

     In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under this Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.

                                       By:
                                          ---------------------------

                                       Date:
                                            -------------------------

April 6, 2000


Mr. Gary L. Smith
3901 Wood Lake Drive
Plano, TX 75093


Dear Gary:

I am pleased to extend this invitation to you to join Aspect Communications Corporation in the capacity of Chief Operating Officer, reporting directly to me, with an anticipated start date of April 7, 2000. This position is an elected corporate executive officer and you will be identified in Aspect's shareholder and other communications as an Executive Officer of the company; hence you are subject to SEC disclosure requirements on your compensation, stock options and ownership position and any financial arrangements between yourself and the company.

Your initial job duties will include the following:

     . Responsible for achieving operating results in line with financial, market share, and growth targets.
     . Provide direction and tracking on achievement of specific goals in support of operating plan across all company functions.
     . Together with President/CEO, make final decisions on all operating issues.
     . Drive services, distribution, and geographic expansion strategies in support of development of company's 3-year plan.
     . Direct line responsibility for company's sales organizations and service organizations, consisting of customer support, consulting, and customer education functions.
     . Primary responsibility for customers, distributors, and business alliance partners.
     .  Responsible for all internal and partner training.

Your compensation will be composed of three elements:

     . Your starting salary will be $33,333.34 on a monthly basis ($400,000.00 annual), and will be paid semi-monthly.

     . You will be eligible to participate in the Aspect Incentive Plan. Under this plan you will be eligible to receive a quarterly cash bonus that is targeted at 100% of your eligible earnings in each quarter. This bonus will be determined as follows: 80% on performance against revenue, profitability and bookings goals approved by the Board of Directors and 20% on performance against pre-established MBO's for that quarter. The payouts on this plan can range from 0%-300%, with no payout for achieving less than 70% on the revenue, profitability and bookings goals.

     . In addition to your base salary and special and quarterly incentive bonuses, you will be eligible for up to $5,000.00 per year in executive expense reimbursement for any combination or the following:

                                                                  Mr. Gary Smith
                                                                   April 6, 2000
                                                                          Page 2


     .  Personal income tax preparation
     .  Financial and estate planning
     .  Personal physical exam

As part of our offer, if either the company requires you to move or you elect to move in the first 18 months, we are extending the enclosed relocation package to you to relocate you and your family from Dallas, Texas to the Bay Area, California. Details and maximum spending amounts are controlled by this policy. If you voluntarily terminate your employment with Aspect Communications prior to 2 years of services, you will be required to reimburse the Company for a pro-rated portion of the relocation package.

In addition to our standard relocation, the following items will be provided, assuming continued employment:

     . Rental or leased vehicle not to exceed $1,500.00 per month for 24 months.
     . Fully furnished executive apartment or small home leased for 24 months, not to exceed $5,000.00 per month.
     .  $25.00 per diem (Monday through Friday only) for 12 months.
     . One roundtrip airfare per month from Dallas to the Bay Area provided for your spouse.
     . A secured seven percent (7%), fixed annual interest loan to cover ninety percent (90%) of the cost of a Bay Area California home you purchase with your relocation to the Bay Area for the amount up to $4.5 million. Three percent (3%) of the interest only will be payable monthly. Four percent (4%) of the seven percent (7%) interest will be accrued for up to five years. The principal and accrued interest is due and payable at the end of year five. The loan would be secured by the Bay Area home that you purchase and would be due within thirty (30) days should you leave the company.

You will receive a retention bonus for the amount of $17,500.00 for each of 20 quarters following your relocation to your new Bay Area home conditional upon your continued active employment with Aspect.

We understand that your current company may require you to reimburse them for relocation costs incurred. Should this happen, Aspect Communications will cover those costs (with provided documentation), not to exceed $200,000.00. Should you decide to voluntarily terminate your employment with Aspect Communications before 1 year of employment, you agree to reimburse Aspect Communications a pro-rated amount of those costs.

Gary, I intend to recommend to the Board of Directors of Aspect Communications Corporation that you be granted a stock option to purchase two hundred fifty thousand (250,000) shares of

                                                                  Mr. Gary Smith
                                                                   April 6, 2000
                                                                          Page 3



Aspect Communications Corporation Common Stock. The stock option will be recommended for the approval to the Board on your actual first day as an Aspect employee. You will receive your stock option package one week after the Board of Directors has approved your option. The grant price will be the closing price on the date the grant is issued as quoted in the Wall Street Journal. The option will vest over four years: twenty-five percent (25%) will become exercisable on the first anniversary of your full time employment, and the balance will vest in equal increments monthly over the remaining three-year period. Should your employment terminate for any reason, your option will cease to continue to vest as of your termination. Complete details of the stock option agreement will be provided to you upon approval of your option.

You are also eligible to participate in Aspect's comprehensive benefits plans, including health, dental, vision, life and disability insurance plans in accordance with the terms and conditions of subject plans as outline in the Aspect Personal Choice Benefits brochure which will be provided upon the commencement of your employment.

As an inducement to accept this offer, and in acknowledgment that you will forfeit certain elements of value to you in leaving your current employment, you will be eligible to receive a total of $100,000.00 in a special cash bonus, payable in four elements of $25,000.00 each, as you achieve preset milestones during the first nine months with the company. We will discuss and set these milestones within 30 days of your employment with Aspect. Additionally, Aspect will guarantee a minimum of 100% of your quarterly bonus target payout, for your first year of employment, provided the company achieves at least 70% of it's revenue profitability and bookings targets for each quarter.

This offer of employment is contingent upon the following:

     . Your ability to provide and maintain the proper and necessary documentation required for you and Aspect to comply with all applicable United States immigration laws and regulations. Please be prepared on your first day of employment to show specific documentation to certify your legal right to work in the United States. Enclosed is a complete listing of acceptable forms of documentation. If you are a foreign national requiring work authorization to begin employment, you must contact the Aspect Immigration Department at (408) 325-4102 or krista.evanger@aspect.com to initiate the visa process. Aspect will submit a petition on your behalf to obtain employment authorization, and will file visa applications for your immediate dependent family members. Aspect will pay the legal fees and costs related to these filings. Because the number of work visas available each year is limited by the U.S. government, Aspect reserves the right to withdraw or suspend this offer if the Company is not able to obtain work authorization for you in a reasonable period of time. Please note that if you currently have employment authorization such as practical, curricular or academic training (F-1 or J-1), you must contact the Aspect Immigration Department before beginning employment.

                                                                  Mr. Gary Smith
                                                                   April 6, 2000
                                                                          Page 4


     . Your execution (signature) of the Aspect Employee Agreement, which protects the intellectual property and confidential information of Aspect, and prohibits the unauthorized use of the intellectual property and confidential information of any other company.
     . The satisfactory review and/or verification of background information, including, but not limited to, education, Department of Motor Vehicle, Social Security, and criminal records. A credit check will be conducted due to the Aspect loan provision provided to you in your relocation package.

Gary, I am looking forward to working with you at Aspect, being part of a company that provides great value to its customers and employees. I believe that you have much to offer and much to gain -- personally, professionally, and financially -- in joining us. I look forward to a favorable decision and your acknowledgment and assent to the terms of this letter by April 7, 2000. If you have any questions regarding this offer or the enclosed documents, please contact me at (408) 325-2040 or e-mail me at beatriz.infante@aspect.com

Please indicate your acceptance of this offer by signing and returning it to Corporate Staffing immediately.

This letter is the complete and entire expression of our offer of employment and supersedes all other information, whether written or oral, concerning your employment offer with Aspect Communications Corporation.

Sincerely,


/s/ Beatriz Infante
---------------------------------
Beatriz Infante
President and CEO

                                                                  Mr. Gary Smith
                                                                   April 6, 2000
                                                                          Page 5







I accept this offer. I understand that my employment by Aspect is for an indefinite term and is on an "at-will" basis, which means that either Aspect or I may terminate the employment relationship at any time for any reason and under no circumstances will I be employed under a contract of employment. While other terms and conditions of my employment contained in various policies and programs are subject to change with or without notice, I understand that this "at-will" relationship can be changed only by written agreement expressly for that purpose, signed by the Company's Chief Executive Officer. I acknowledge and agree that this paragraph constitutes the complete and entire understanding between Aspect and me on the subject of how and when our employment relationship can be terminated, and supersedes any and all prior discussions, agreements and understanding between Aspect and me, whether oral, written or implied.


/s/ Gary L. Smith                      April 7, 2000
------------------------               --------------------------
Gary L. Smith                          Date

Start Date:  April 7, 2000

Enclosures

Mr. Gary Smith
April 6, 2000
Page 6


SUMMARY CUSTOMARY PROVISIONS OF EMPLOYMENT FOR EXECUTIVE OFFICERS
-----------------------------------------------------------------

At the inception of your employment, you will be required to sign a statement agreeing to hold the company's proprietary information confidential during and after your employment, and that you have not brought any former employer's proprietary information or any of their clients' proprietary information with you. You will also sign an inventions agreement that assigns to the company any patentable inventions that you create through your work with the company.

As an employer based in the United States, Aspect is required to verify that its employees are eligible to work in the United States. On your first day of employment, you will be required to certify that you are a citizen or lawful permanent resident or an alien authorized to work in the U.S.

By accepting this letter offer of employment, you will be indicating to the company that you are acknowledging that you will become an Executive Officer of the company, as the Securities and Exchange Commission defines that term. As such, the company may be obligated to publicly report your compensation, your stock options and ownership position, and other facts relating to your employment. Generally, such disclosure would not occur before March 2000 and annually thereafter. You will need to report directly to the SEC any open market Aspect stock purchases, sales, gifts and grant or exercises of options and these reports became a matter of public record.

As an officer of the company it is important for you to know that there are certain obligations of all executive officers and directors to avoid trading the company's stock while in possession of material inside information and to avoid combining purchase and sale transactions within a six month period ("short-swing" transactions.) All executive officers and directors have agreed to abide by a standard set of policies to avoid personal liability and potential embarrassment to the company regarding their own stock transactions. A key provision of this policy is a voluntary prohibition against buying or selling Aspect stock during certain windows of time, generally the last month of each quarter through two days following the release of earnings early the following quarter. You will be asked to sign an agreement to uphold this policy.

As an officer of the company, you will be offered the opportunity to enter into a change of control employment agreement with the company that would provide you immediate vesting of any unvested Aspect options and salary continuation for up to a two year period if there were a change of control of the company before February 2001 and within one year of the change of control event, your job were eliminated or substantially reduced, you were involuntarily terminated or required to relocate.


---------------------------------
(Initials)  Gary L. Smith